UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 28, 2025
Vistagen Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-54014	20-5093315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
343 Allerton Ave.
South San Francisco, California 94080
(Address of principal executive offices)
(650) 577-3600
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	VTGN	Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2025, the Board of Directors of Vistagen Therapeutics, Inc. (the “Company”) appointed Nick B. Tressler to serve as the Company’s Chief Financial Officer and Treasurer, effective December 1, 2025 (the “Effective Date”). Mr. Tressler was also appointed as the Company’s principal financial and accounting officer.

Mr. Tressler, age 52, has over 20 years of financial leadership experience in the life sciences industry guiding companies through pivotal growth and transformation. Most recently, he served as Chief Financial Officer of DYNEX Technologies, a laboratory diagnostic equipment company, from 2024 to 2025. He was Chief Financial Officer at American Gene Technologies International, a biotech company, from 2023 to 2024, and Chief Financial Officer at Senseonics Holdings, Inc. (Nasdaq: SENS), a medical technology company, from 2019 to 2022. Mr. Tressler held senior financial roles with several biopharmaceutical companies from 2004 to 2022, including Sucampo Pharmaceuticals (Nasdaq: SCMP), acquired by Mallinckrodt in 2018, and MedImmune LLC (Nasdaq: MEDI), acquired by AstraZeneca PLC (Nasdaq: AZN) in 2007. Mr. Tressler holds an M.B.A. from Johns Hopkins University Carey Business School and a B.S. in Finance from the University of Maryland, College Park, Robert H. Smith School of Business.

Except as disclosed herein, there are no arrangements or understandings between Mr. Tressler and any other person pursuant to which he was appointed as the Company’s Chief Financial Officer, Treasurer and principal financial and accounting officer, and Mr. Tressler is not a participant in any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

As specified in his offer letter, Mr. Tressler will be an at-will employee of the Company and, in exchange for his services as Chief Financial Officer and Treasurer, will be paid a starting annual base salary of $450,000 and will be eligible to participate in the Company’s benefit and compensation plans, including the Company’s Amended and Restated 2019 Omnibus Equity Incentive Plan, as amended, and the 2019 Employee Stock Purchase Plan, as amended. Mr. Tressler also received a $50,000 signing bonus, and will be eligible to receive an annual discretionary cash bonus with an initial target of 45% of his then annual base salary based upon the achievement of performance goals set by, and determined in the sole discretion of, the Board of Directors or the Compensation Committee of the Board of Directors and subject to Mr. Tressler’s continued employment with the Company.

As an inducement material to Mr. Tressler entering into employment with the Company, Mr. Tressler was granted, on the Effective Date, stock options to purchase up to a total of 150,000 shares of the Company’s common stock, par value $0.001 per share (the “Inducement Grant”). The Inducement Grant will begin vesting on the one-year anniversary of the Effective Date and will continue vesting in equal monthly installments over a 36-month period so that, subject to Mr. Tressler’s continued service to the Company, the Inducement Grant will become fully vested on the fourth anniversary of the Effective Date. The Inducement Grant has a ten-year term and an exercise price per share of $4.43, the closing price of the Company’s common stock on The Nasdaq Capital Market on December 1, 2025. The Inducement Grant will be issued in accordance with Nasdaq Listing Rule 5635(c)(4).

In connection with his appointment, the Company and Mr. Tressler entered into an Indemnification Agreement (the “Indemnification Agreement”), a copy of which is attached hereto as Exhibit 10.1. The Indemnification Agreement requires the Company to indemnify Mr. Tressler to the fullest extent permitted under Nevada law against liability that may arise by reason of his service to the Company, and to advance certain expenses incurred as a result of any proceeding against him as to which he could be indemnified.

Upon the effectiveness of Mr. Tressler’s appointment, Shawn K. Singh, the Company’s President and Chief Executive Officer will no longer serve as the Company’s interim principal financial and accounting officer.

The foregoing description of the Indemnification Agreement is not complete and is qualified in its entirety by reference to the full text of the Indemnification Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Item 7.01 Regulation FD Disclosure.

A copy of the press release announcing Mr. Tressler’s appointment is attached to this Current Report on Form 8-K as Exhibit 99.1.

The information under this Item 7.01 and Exhibit 99.1 attached hereto are intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Item 9.01 Financial Statements and Exhibits.
(d)Exhibits Index

Exhibit No.	Description

10.1	Indemnification Agreement by and between Vistagen Therapeutics, Inc. and Nick B. Tressler, dated December 1, 2025
99.1	Press Release issued by Vistagen Therapeutics, Inc., dated December 1, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Vistagen Therapeutics, Inc.

Date: December 3, 2025	By:	/s/ Shawn K. Singh
Shawn K. Singh President and Chief Executive Officer